Exhibit 99.1

NEWS RELEASE
ERIC P. GRUBMAN ELECTED TO NOBLE ENERGY, INC. BOARD
HOUSTON (January 27, 2009) — Noble Energy, Inc. (NYSE: NBL) announced today that its Board of Directors elected Eric P. Grubman to its board.
Mr. Grubman currently serves as Executive Vice President of the National Football League (NFL). He joined the NFL as Executive Vice President in 2004, responsible for Finance and Strategic Transactions from 2004 to 2006, and has served as the League’s President of Business Ventures from 2006 to present. He was a private investor from 2001 to 2004, Co-President of Constellation Energy Group, Inc. from 2000 to 2001 and Partner and Co-Head of the Energy Group at Goldman Sachs from 1996 to 2000. Mr. Grubman holds an M.B.A. from Harvard Business School and a B.S. from the United States Naval Academy.
Noble Energy’s Chairman, President and CEO, Charles D. Davidson, commented, “On behalf of Noble Energy’s board, we are pleased to welcome Mr. Grubman to the Noble Energy team. Eric’s breadth of experience will be invaluable to our company’s future growth and success.”
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with key international operations offshore Israel, UK and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
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